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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]   Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TRIANGLE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

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                         [TRIANGLE PHARMACEUTICALS LOGO]


                    4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                          DURHAM, NORTH CAROLINA 27707


                                                              September 11, 2001


To the Stockholders of
  TRIANGLE PHARMACEUTICALS, INC.:

      You are cordially invited to attend a special meeting of the stockholders of Triangle Pharmaceuticals, Inc., to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina 27514 on October 10, 2001 at 10:00 a.m.

      Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting and Proxy Statement which you are urged to read carefully.

      If you do not plan to attend the special meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You may also vote by phone by following the instructions on the proxy card. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the special meeting.

      We look forward to seeing you at the meeting.



                                            David W. Barry, M.D.
                                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                             YOUR VOTE IS IMPORTANT

      IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY PHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

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                         TRIANGLE PHARMACEUTICALS, INC.
                    4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                          DURHAM, NORTH CAROLINA 27707

                               ------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 10, 2001

                               ------------------

To the Stockholders of
  TRIANGLE PHARMACEUTICALS, INC.:

      A Special Meeting of Stockholders of Triangle Pharmaceuticals, Inc., Triangle, will be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina 27514 on October 10, 2001 at 10:00 a.m., to consider and vote upon the following matters:

            1. To approve the terms of the issuance of 18,673,885 shares of our common stock, par value $0.001 per share, at a price per share of $2.65;

            2. To approve an amendment to our Second Restated Certificate of Incorporation increasing the number of authorized shares of capital stock to 175,000,000 shares of common stock and 10,000,000 shares of preferred stock; and

            3. To transact any other business that properly comes before the Special Meeting or any adjournment thereof.

      These items of business are more fully described in the proxy statement accompanying this Notice. All stockholders of record at the close of business on August 30, 2001 will be entitled to vote at the Special Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at Triangle's offices.

                              By Order of the Board of Directors



                              R. Andrew Finkle, SECRETARY

September 11, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY PHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

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                         TRIANGLE PHARMACEUTICALS, INC.
                    4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                          DURHAM, NORTH CAROLINA 27707

                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                OCTOBER 10, 2001

      The enclosed proxy is solicited on behalf of the Board of Directors of Triangle Pharmaceuticals, Inc., Triangle, a Delaware corporation, for use at the special meeting of stockholders to be held on October 10, 2001, and at any adjournment or postponement of the special meeting. The meeting will be held at 10:00 a.m. at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina 27514. All stockholders of record on August 30, 2001, the record date, will be entitled to notice of and to vote at the special meeting. We intend to mail this proxy statement and the accompanying proxy on or about September 11, 2001 to all stockholders of record at the close of business on the record date.

      The mailing address of the principal executive office of Triangle is 4611 University Drive, P.O. Box 50530, Durham, North Carolina 27717.

                               PURPOSE OF MEETING

      The specific proposals to be considered and acted on at the special meeting are summarized in the accompanying Notice of Special Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

                         VOTING RIGHTS AND SOLICITATION

VOTING

      On August 30, 2001, the record date for determining stockholders entitled to vote at the special meeting, there were 58,009,920 shares of common stock outstanding. Each holder of common stock as of the record date is entitled to one vote per share on all matters brought before the special meeting.

      The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, 29,004,961 shares, will constitute a quorum at the special meeting. If you sign your proxy and we receive it before the special meeting, your shares will be voted as specified on your proxy card. If you do not specify a choice on a proposal, then your shares will be voted affirmatively for the proposal. Abstentions and broker non-votes will be counted for purposes of


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determining whether a quorum is present at the special meeting and abstentions will have the effect of negative votes.

      Under Delaware law, dissenters' appraisal rights are not available to stockholders with respect to the proposals.

REVOCABILITY OF PROXIES

      Any person giving a proxy has the power to revoke it at any time before its exercise. You may revoke your proxy by filing with the Secretary of Triangle Pharmaceuticals, Inc. at our principal executive office, 4 University Place, 4611 University Drive, Durham, North Carolina 27707, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the special meeting and voting in person.

SOLICITATION

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional soliciting materials furnished to stockholders. We will provide copies of solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, we may reimburse these record holders for their costs of forwarding the solicitation materials to beneficial owners. We may supplement this original solicitation of proxies by mail with solicitation by telephone, facsimile, telegram or other means by some of our directors, officers, employees or agents. No additional compensation will be paid to these individuals for these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

RECOMMENDATION

      The Board of Directors unanimously recommends a vote FOR the approval of both Proposal 1 and Proposal 2.

                                   PROPOSAL 1

               APPROVAL OF THE TERMS OF THE COMMON STOCK FINANCING

SUMMARY OF THE TRANSACTION

      Triangle's Board of Directors has unanimously approved the terms of a two-stage private placement of our common shares. On August 24, 2001, at the first closing of the private placement, Triangle issued 9,628,002 shares of common stock to Warburg Pincus Private Equity VIII, L.P., Warburg Pincus. Triangle's stockholders are being asked to approve a proposal to authorize the Board of Directors of Triangle to issue an additional 18,673,885 shares of our common stock in the second closing of the private placement. The gross proceeds from the sale of common stock at the first closing on August 24, 2001 were $25,514,205, with net proceeds to us of approximately


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$23,975,000. Gross proceeds from the sale of the additional 18,673,885 shares of common stock at the second closing are expected to be $49,485,795, and net proceeds to us are expected to be approximately $46,550,000. You are being asked to approve the issuance of these additional shares.

WHY WE NEED STOCKHOLDER APPROVAL

      Our common stock is traded on the Nasdaq National Market. The Nasdaq Marketplace Rules require listed companies to obtain stockholder approval for the issuance of securities in a private offering of common stock at a price less than the greater of the book or market value of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of a company outstanding before the issuance. The Nasdaq Marketplace Rules also require Nasdaq-listed companies to obtain stockholder approval for any issuance of securities that would result in a change of control. If the second closing occurs, we will have issued shares having approximately 37% of the voting power of our outstanding securities at a purchase price of $2.65 per share of common stock, which may be less than the market value of our common stock. For purposes of the Nasdaq Marketplace Rules, Warburg Pincus' purchase of 23,384,887 shares of common stock would likely be considered a change in control, even though Warburg Pincus will hold less than 50% of our outstanding voting power. We therefore need the approval of our stockholders for the issuance of the shares to be sold at the second closing.

THE FIRST CLOSING OF THE PRIVATE PLACEMENT

      On August 24, 2001, we entered into a purchase agreement with Warburg Pincus, the Warburg Agreement, for the sale of 28,301,887 shares of common stock in a two-stage private placement at a purchase price of $2.65 per share. On the same day, at the first closing of the private placement, we issued 9,628,002 shares of common stock to Warburg Pincus pursuant to the Warburg Agreement.

      The Warburg Agreement provides for the sale of an additional 13,013,508 shares of our common stock to Warburg Pincus at a purchase price of $2.65 per share in a second closing to be held immediately following stockholder approval of the issuance of such additional shares. The Warburg Agreement gave us the right to agree by August 31, 2001 to sell to one or more additional purchasers approved by our Board of Directors and reasonably acceptable to Warburg Pincus up to an additional 5,660,377 shares of common stock. Orbimed Advisors LLC and QFinance, Inc. have agreed to purchase an aggregate of 4,917,000 of these additional shares of our common stock in the second closing of the private placement, which is described in more detail below. Warburg Pincus has agreed to purchase the 743,377 additional shares not being purchased by other investors in addition to the 13,013,508 shares they originally committed to purchase.

      Instructions on how you may obtain a copy of the Warburg Agreement are described below under "Documents Incorporated by Reference."

      In connection with the first closing of the private placement, Triangle granted Warburg Pincus a subscription right, registration rights and board rights under the Warburg Agreement, which are summarized below. In addition, we have summarized a standstill agreement with Warburg Pincus and an amendment to our rights agreement as well as action taken by our Board of


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Directors with respect to Section 203 of the Delaware General Corporation Law,
all of which occurred concurrently with the execution of the Warburg Agreement and the first closing of the private placement.

      SUBSCRIPTION RIGHT

      The subscription right provides that until the earlier of (a) the date on which there no longer remains outstanding at least 25% of the shares of our common stock purchased by Warburg Pincus under the Warburg Agreement, whether or not the second closing occurs or (b) the date on which the shares of our common stock held by Warburg Pincus represent less than 10% of our outstanding common stock, Warburg Pincus will have the right, in connection with issuances of equity securities by us to raise equity capital, to purchase a portion of the equity securities we propose to sell, based on the number of shares of common stock held by Warburg Pincus relative to the total number of shares of common stock then outstanding, including any shares issuable upon the conversion or exercise of any outstanding convertible or exercisable securities other than employee options. However, Warburg Pincus will not be entitled to exercise this subscription right if we make any of the following types of issuances of securities: (i) issuances to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933 with anticipated gross proceeds to us of at least $40 million; (ii) issuances made in connection with bona fide acquisitions, mergers, joint ventures or similar transactions approved by our Board of Directors; or (iii) issuances made pursuant to any stock purchase or similar plan or arrangement for the benefit of employees adopted by our Board of Directors.

      REGISTRATION RIGHT

      If we decide to register any of our equity securities either for our own account or for the account of other stockholders, and if the holders of at least 51% or more of the shares sold in the two-stage private placement so request, we will use reasonable efforts to include in the registration, and in any underwriting involved, all the shares specified in the request. If the requested registration is for a registered public offering involving an underwriting, the registration right is conditioned on the holder's participation in the underwriting. If the underwriter's representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of shares to be included in the registration and underwriting. However, holders will not be entitled to exercise this registration right for the following types of registrations: (i) any registration of securities in connection with this private placement; (ii) a registration relating solely to employee benefit plans; (iii) a registration relating solely to a transaction under Rule 145 under the Securities Act of 1933, as amended; or (iv) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares.

      BOARD RIGHTS

      We agreed to use our best efforts to cause our Board of Directors to nominate and recommend the election by our stockholders as directors two individuals designated by Warburg Pincus for so long as Warburg Pincus beneficially owns the greater of (i) at least 75% of the shares purchased Warburg Pincus under the Warburg Agreement or (ii) 10% of our outstanding common


                                       4
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stock. We also agreed to use our best efforts to cause our Board of Directors to appoint one of Warburg Pincus' designees to each of the Compensation and Audit Committees. We agreed to continue to use our best efforts to cause our Board of Directors to nominate and recommend the election by our stockholders as director one individual designated by Warburg Pincus for so long as Warburg Pincus beneficially owns at least 5% of our outstanding common stock but less than 10% of our outstanding common stock. In the event that Warburg ceases to beneficially own the amounts of common stock described above, Warburg Pincus will cause its designees to resign from our Board of Directors at our request. Effective with the first closing, our Board of Directors increased the size of the Board of Directors from eight to ten members and elected Warburg Pincus' designees, Jonathan S. Leff and Stewart J. Hen as directors.

      STANDSTILL AGREEMENT

      Concurrently with the execution of the Warburg Agreement, we entered into a Standstill Agreement with Warburg Pincus under which, with some exceptions, Warburg Pincus agreed that for so long as it beneficially owns at least 5% of our common stock, it will not, without our prior written consent, acquire or agree to acquire, publicly offer, or make any public proposal with respect to the possible acquisition of any of our voting securities, any securities convertible into or exchangeable for our voting securities, or any other right to acquire our voting securities, if after giving effect to the acquisition, Warburg Pincus would beneficially own greater than the percentage Warburg Pincus is permitted to beneficially own under our rights agreement, as amended by the amendment described below.

      In addition, the Standstill Agreement prohibits Warburg Pincus from taking other actions with respect to the securities of Triangle that it holds, including (i) making, or in any way participating in any solicitation of proxies to vote or seeking to influence any person with respect to the voting of any shares of our capital stock, (ii) initiating, proposing or otherwise soliciting stockholders of Triangle for the approval of one or more stockholder proposals or inducing or attempting to induce any other individual or entity to initiate any stockholder proposal, (iii) participating in activities which would constitute a violation of the terms of the Standstill Agreement and (iv) making any public announcement with respect to, or submitting a proposal for, or offer of any business combination, merger, acquisition, restructuring, recapitalization, tender or exchange offer or other similar transaction involving Triangle, or its securities or a material portion of its assets.

      Instructions on how you may obtain a copy of the Standstill Agreement are described below under "Documents Incorporated by Reference."

      AMENDMENT TO RIGHTS AGREEMENT

      Concurrently with the execution of the Warburg Agreement, we amended our rights agreement which contains the terms of our rights plan, under which a right is attached to each share of our outstanding common stock. The rights plan is intended to deter an attempt to acquire Triangle in a manner or on terms not approved by our Board of Directors. The rights generally will separate from the common stock and become exercisable if any person or group acquires or


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announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our Board of Directors.

      The amendment to our rights agreement provides that Warburg Pincus' purchase of common stock in this financing and the completion of the transactions described in the Warburg Agreement will not result in the separation of the rights from our common stock. In addition, Warburg Pincus, together with its affiliates, may own more than 15% of our common stock in the future. The limit on the amount of securities Warburg Pincus, together with its affiliates, may beneficially own without triggering the rights plan will be adjusted in the future if they sell more than 25% of the shares they purchase in this financing. The percentage of our common stock which Warburg Pincus may own without triggering the rights plan is defined in the amendment to the rights agreement.

      Instructions on how you may obtain a copy of the amendment to the rights agreement are described below under "Documents Incorporated by Reference."

      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      In connection with the Warburg Agreement, our Board of Directors approved the sale of shares sold at the first and second closing to Warburg Pincus. This approval has the effect of waiving Section 203 of the Delaware General Corporation Law to which we are subject. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested" stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either
(i) prior to the date at which the person becomes an interested stockholder, the board of directors approves the transaction by which the person became an interested stockholder or approves the business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation upon consummation of the transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of stockholders. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an "interested" stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

      THE SECOND CLOSING OF THE PRIVATE PLACEMENT

      On August 30, 2001, we entered into purchase agreements substantially similar to the Warburg Agreement with Orbimed Advisors LLC and QFinance, Inc. to purchase an aggregate of 4,917,000 shares as part of the second closing of the private placement under the Warburg Agreement. Under the Warburg Agreement, Warburg Pincus will purchase 13,756,885 shares to be issued as part of the second closing. We will issue an aggregate of 18,673,885 shares to Warburg Pincus, Orbimed Advisors and QFinance at a purchase price of $2.65 per share as part of the second closing of the private placement. Under our purchase agreements with them, we granted to Orbimed Advisors and QFinance the same registration right granted to Warburg Pincus in the first closing of the private placement that was described above.


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      Each of the purchase agreements provide that the second closing of the private placement would be subject to:

      o the approval by our stockholders of the second closing of the private placement,

      o the amendment of our Second Restated Certificate of Incorporation to increase the number of our authorized shares of common stock to permit the sales contemplated on the second closing,

      o the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and

      o customary representations and warranties made by us in the Warburg Agreement being true and correct, except for inaccuracies that would not have a material adverse effect on our condition, properties, business, prospects or results of operations, on the date of the second closing.

      Under the terms of the Warburg Agreement and each of the purchase agreements with the Orbimed Advisors and QFinance, we have agreed to file a resale registration statement with the Securities and Exchange Commission relating to the common stock issued under the purchase agreements within 10 days after the date of the special meeting. We agreed to prepare and file any amendments and supplements to the registration statement that are necessary to keep the registration statement effective until the earlier of two years after the effective date of the registration statement or the date on which the purchasers may sell the common stock without restriction under Rule 144(e) under the Securities Act of 1933, as amended.

      If our stockholders do not approve the terms of the sale of common stock for the second closing of the private placement, we will not issue the remaining 18,673,885 shares of common stock as part of the second closing under the purchase agreements with Warburg Pincus, Orbimed Advisors and QFinance and will receive no further proceeds from this private placement.

REASONS FOR ISSUANCE

      We intend to use the net proceeds from the sale of the common stock for general corporate purposes, including our drug development programs, such as the development of manufacturing processes, manufacture of drug product, pre-clinical testing and clinical trials necessary to seek approval of the sale of our drug candidates, the payment of license fees, the costs of obtaining patent protection and other payments to licensors, costs required to commercialize our products and working capital.

IMPACT OF THE ISSUANCE ON EXISTING STOCKHOLDERS

      If this proposal is approved, our existing stockholders will hold a smaller share of our outstanding capital stock and will have less influence on our affairs. Warburg Pincus will be our largest stockholder with approximately 30% of the total voting power of our outstanding capital stock. In addition, Warburg Pincus has, and may continue for some time to have, two


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representatives on our Board of Directors, which currently has ten members.
Accordingly, Warburg Pincus will have significant influence over matters submitted to our stockholders.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of our common stock represented and voting at the special meeting will be required to approve the terms of the sale of the common stock. Stockholders of Triangle holding in the aggregate approximately 30% of the outstanding common stock as of August 30, 2001, entered into Voting Agreements with Triangle under which they agreed to vote in favor of this proposal. Instructions on how you may obtain a copy of the form of Voting Agreement are described below under "Documents Incorporated by Reference."

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors unanimously recommends a vote FOR the approval of the terms of the sale of the common stock as described in this Proposal 1.


                                   PROPOSAL 2

                          APPROVAL OF AMENDMENT TO THE
                  SECOND RESTATED CERTIFICATE OF INCORPORATION

      You are being asked to approve an amendment to our Second Restated Certificate of Incorporation that will increase the maximum number of shares of capital stock authorized for issuance to 175,000,000 shares of common stock and 10,000,000 shares of preferred stock. There are currently 75,000,000 shares of common stock and 5,000,0000 shares of preferred stock authorized for issuance. To effect the amendment, we propose that paragraph (A) of Article IV, of Triangle's Second Restated Certificate of Incorporation be amended to read as follows:

      "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is one hundred seventy-five million (175,000,000), and the total number of shares of Preferred Stock which the corporation is authorized to issue is ten million (10,000,000), which shares of Preferred Stock shall be undesignated as to series."

      Triangle's Board of Directors adopted a resolution approving this amendment to its Second Restated Certificate of Incorporation on August 28, 2001. If the stockholders do not approve this Proposal 2, Triangle will not be able to complete the common stock financing described in Proposal 1.

      The Board of Directors believes that the increase in the authorized shares of common stock is necessary in order to complete the common stock financing described in Proposal 1 and to assure that we will have a sufficient number of authorized and unissued shares of common and preferred stock available in the future. The increase in authorized shares of preferred stock, together with the


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increase in authorized shares of common stock described above, is intended to increase our financial flexibility. We currently have no outstanding shares of preferred stock and currently have no plans, agreements, understandings or arrangements for the issuance of any preferred stock, except in connection with our rights plan described above.

      Under our Second Restated Certificate of Incorporation, as it exists prior to and after the proposed amendment, our Board of Directors is authorized to issue preferred stock and to determine and fix the designations, preferences and relative rights of each series of preferred stock prior to issuance, without additional stockholder approval. We may issue the preferred stock from time to time in one or more series.

      The increases in the authorized shares of our common stock and preferred stock may have anti-takeover effects. For example, although we have no present intention to do so, we could issue additional shares of common or preferred stock in order to dilute the stock ownership of a person or entity seeking to obtain control of us or in order to make it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. Issuances of additional shares would be subject to any subscription rights of existing stockholders. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. We could issue preferred shares to a purchaser who might cooperate with our Board of Directors in opposing an attempt by a third party to gain control of us. Our Board of Directors could issue shares of our preferred stock that make more difficult or discourage an attempt to obtain control of us through a merger, tender offer or proxy contest. While our Board of Directors has broad authority under the existing Second Restated Certificate of Incorporation to issue stock which could have an anti-takeover effect, the proposed increase in the number of shares of authorized common and preferred stock could enhance the utility of our stock for anti-takeover purposes. We are not aware of any present effort to obtain control of Triangle.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of our common stock issued and outstanding on the record date will be required to approve the amendment to Triangle's Second Restated Certificate of Incorporation. Stockholders of Triangle holding in the aggregate approximately 30% of the outstanding common stock as of August 30, 2001, entered into Voting Agreements with Triangle under which they agreed to vote in favor of this proposal. Instructions on how you may obtain a copy of the form of Voting Agreement are described below under "Documents Incorporated by Reference."

EFFECT ON OUTSTANDING COMMON STOCK

      The amendment to our Second Restated Certificate of Incorporation to increase our authorized capital stock will have no effect on the rights of existing stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors unanimously recommends a vote FOR the approval of the amendment to our Second Restated Certificate of Incorporation as described in this Proposal 2.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information regarding the beneficial ownership of our common stock as of August 28, 2001 by:

      o each person known by us to beneficially own more than five percent of our common stock,
      o  each of our directors,
      o our Chief Executive Officer, the four additional most highly compensated executive officers and a former executive officer and
      o  all directors and executive officers as a group.

      Except as otherwise indicated:

      o the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable and
      o the address of all stockholders listed in the table is: 4 University Place, 4611 University Drive, Durham, North Carolina 27707.

      Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. On August 28, 2001, 58,009,920 shares of common stock were issued and outstanding.


                                                   AMOUNT AND NATURE OF
                                                   --------------------
                                                   BENEFICIAL OWNERSHIP
                                                   --------------------

                                                      COMMON STOCK
                                                   --------------------
   NAME AND ADDRESS OF BENEFICIAL OWNER            NUMBER       PERCENT
   -------------------------------------------     --------     -------
   Warburg Pincus Private Equity VIII, L.P. ..    9,628,002       16.6%
         466 Lexington Avenue
         New York, NY  10017

   Abbott Laboratories (1)....................    7,951,744       13.7%
        100 Abbott Park Road
        Abbott Park, IL  60064-3500

   Wellington Management Company, LLP (2).....    3,603,500        6.2%
        75 State Street
        Boston, MA  02109

   T. Rowe Price Associates, Inc. (3).........    3,555,000        6.1%
        100 East Pratt Street
        Baltimore, MD  21202

   David W. Barry, M.D. (4)...................    1,436,611        2.5%

   Anthony B. Evnin, Ph.D. (5)................    1,029,884        1.8%
        30 Rockefeller Plaza
        New York, NY  10112

   Standish M. Fleming (6)....................    2,206,893        3.8%
        9255 Towne Centre Drive
        Suite 300
        San Diego, CA  92121

   Dennis B. Gillings, Ph.D. (7)..............    1,518,000        2.6%
        4709 Creekstone Drive
        Durham, NC  27703

   Henry G. Grabowski, Ph.D. (8)..............       14,000           *
        Duke University,
        305 Social Sciences, Box 90097
        Durham, NC  27708

   Stewart J. Hen (9).........................        7,500           *
         466 Lexington Avenue
         New York, NY  10017

   Jonathan S. Leff (10)......................    9,635,502       16.6%
         466 Lexington Avenue
         New York, NY  10017

   George McFadden (11).......................    1,219,000        2.1%
        745 Fifth Avenue
        New York, NY  10151

   James L. Tyree (12)........................    7,951,744       13.7%
        100 Abbott Park Road
        Abbott Park, IL  60064-3500

   Anne F. McKay (13).........................      106,478           *

   George R. Painter, III, Ph.D. (14).........      200,210           *

   Chris A. Rallis, J.D. (15).................      346,609           *

   Franck S. Rousseau, M.D. (16)..............      167,980           *

   Carolyn S. Underwood (17)..................      185,892           *
        801 Capitola Drive
        Durham, NC  27713

   All directors and executive officers
       as a group (17 persons) (4)-(18).......   26,171,087       44.4%
                                                 ----------     -------

----------

* Less than 1%.

(1) Includes 7,500 shares of common stock issuable upon the exercise of options beneficially owned by James L. Tyree and 6,000 shares of common stock issuable upon the exercise of options. Mr. Tyree, a director of Triangle Pharmaceuticals, Inc., is a Vice President of Abbott Laboratories. Mr. Tyree disclaims beneficial ownership of the shares beneficially owned by Abbott Laboratories.

(2) These securities are owned by clients for whom Wellington Management Company, LLP serves as investment advisor with shared power to vote the securities.

(3) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., Price Associates, serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Includes 164,131 shares of common stock issuable upon the exercise of options, 500,000 shares of common stock held by Barry Asset Partners, L.P., a Georgia limited partnership of which Dr. Barry serves as a general and limited partner, and 23,980 shares of common stock held by the Barry Charitable Foundation, Inc., a charitable North Carolina corporation of which Dr. Barry serves as President.

(5) Includes 6,667 shares of common stock issuable upon the exercise of options. Also includes 653,561 shares of common stock beneficially owned by Venrock Associates and 324,902 shares owned by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. and consequently shares voting and investment power with respect to all these shares. Dr. Evnin disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

(6) Includes 7,334 shares of common stock issuable upon the exercise of options. Also includes a total of 2,093,477 shares of common stock beneficially owned by each of the following persons in the amounts indicated: (i) 1,229,130 shares owned by Forward Ventures IV, L.P., (ii) 520,000 shares owned by Forward Ventures II, L.P., (iii) 233,663 shares owned by Forward Ventures III, L.P., (iv) 104,200 shares owned by Forward Ventures IV B, L.P., (v) 4,122 shares owned by Forward II Associates, L.P., and (vi) 2,362 shares owned by two family trusts. Mr. Fleming is a general partner of Forward II Associates, L.P., which is the general partner of Forward Ventures II, L.P., a managing member of Forward III Associates, L.L.C., which is the general partner of Forward Ventures III, L.P., and a managing member of Forward IV Associates, L.L.C., which is the general partner of Forward Ventures IV, L.P. and Forward Ventures IV B, L.P., and consequently shares voting and investment power with respect to all these shares. Mr. Fleming disclaims beneficial ownership of these shares other than to the extent of his individual partnership and member interests.

(7) Includes 8,000 shares of common stock issuable upon the exercise of options and 1,500,000 shares of common stock beneficially owned by QFinance, Inc., a subsidiary of Quintiles Transnational Corp. Dr. Gillings is Chairman and a significant shareholder of Quintiles Transnational Corp. Dr. Gillings disclaims beneficial ownership of shares beneficially owned by QFinance, Inc.

(8) Includes 8,000 shares of common stock issuable upon the exercise of options and 6,000 shares of common stock held in a pension fund.

(9) Includes 7,500 shares of common stock issuable upon the exercise of options.

(10) Includes 7,500 shares of common stock issuable upon the exercise of options and 9,628,002 shares of common stock beneficially owned by Warburg Pincus Private Equity VIII, L.P. Warburg Pincus & Co. is the sole general partner of Warburg Pincus Private Equity VIII, L.P. which is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. Mr. Leff, a director of Triangle, is a Managing Director of Warburg Pincus LLC, the manager of Warburg Pincus Private Equity VIII, L.P., and disclaims beneficial ownership of the shares beneficially owned by Warburg Pincus Private Equity VIII, L.P.

(11) Includes 6,000 shares of common stock issuable upon the exercise of options. Also includes a total of 935,000 shares of common stock beneficially owned by each of the following persons in the amounts indicated: (i) 515,000 shares owned by a family trust under the will of Alexander B. McFadden, (ii) 210,000 shares owned by three family trusts for the benefit of Mr. McFadden's children, (iii) 85,000 shares owned by Mr. McFadden's wife, and (iv) 125,000 shares owned by a former family member as custodian for one of Mr. McFadden's children. Mr. McFadden exercises shared voting and investment power with respect to all such shares. Mr. McFadden disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest in the shares beneficially owned by the family trust under the will of Alexander B. McFadden.

(12) Includes 7,500 shares of common stock issuable upon the exercise of options, 7,938,244 shares of common stock beneficially owned by Abbott Laboratories and 6,000 shares of common stock issuable upon the exercise of options which were assigned to Abbott Laboratories from Arthur J. Higgins. Mr. Tyree is a Vice President of Abbott Laboratories, and disclaims beneficial ownership of the shares beneficially owned by Abbott Laboratories.

(13) Includes 102,112 shares of common stock issuable upon the exercise of options.

(14) Includes 111,396 shares of common stock issuable upon the exercise of options. Also includes 8,500 shares held separately by Dr. Painter's wife.

(15) Includes 140,783 shares of common stock issuable upon the exercise of options. Also includes 500 shares held separately by Mr. Rallis' wife, 1,500 shares held by Mr. Rallis' wife as custodian for their children under the Uniform Gift to Minors Act and 17,200 shares held by The Rallis Richner Foundation, Inc., a charitable North Carolina corporation of which Mr. Rallis serves as President. Mr. Rallis disclaims beneficial ownership of the shares beneficially owned by The Rallis Richner Foundation, Inc.

(16) Includes 165,170 shares of common stock issuable upon the exercise of options.

(17) Includes 500 shares held by Ms. Underwood as custodian for her son under the Uniform Gift to Minors Act.

(18) Includes 878,166 shares of common stock issuable upon the exercise of options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We entered into a number of agreements with direct or indirect wholly-owned subsidiaries of Quintiles Transnational Corp., collectively, Quintiles, under which Quintiles has rendered contract services for us, including clinical monitoring, pre-clinical testing, drug product formulation and packaging and central laboratory services. Dennis B. Gillings, Ph.D., a director of Triangle, is the Chairman and a significant shareholder of Quintiles Transnational Corp. We incurred approximately $5,012,000 in development expenses for services rendered by Quintiles during 2000. In addition, on March 1, 2001, QFinance, Inc., a wholly-owned subsidiary of Quintiles Transnational Corp., purchased 1,500,000 shares of common stock from us at $6.00 per share in a private placement with several other investors.

      QFinance, Inc. has entered into a purchase agreement with us to purchase 2,275,000 shares of common stock in the second closing of the private placement described in Proposal 1.

      Jonathan S. Leff, a managing director of Warburg Pincus, and Stewart J. Hen, a vice president of Warburg Pincus, became members of our Board of Directors on August 24, 2001, following the first closing of the private placement described in Proposal 1. We appointed these two directors to our Board of Directors in fulfillment of a provision of the Warburg Agreement entitling Warburg Pincus to two representatives on our Board of Directors as described above under Proposal 1--The First Closing of the Private Placement--Board Rights.

                                 OTHER BUSINESS

      The Board of Directors knows of no other business that will be presented for consideration at the special meeting. If other matters are properly brought before the special meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented on any additional matters in accordance with their best judgment.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents are incorporated by reference into this proxy statement and were filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001:

      o Purchase Agreement dated August 24, 2001 between Triangle Pharmaceuticals and Warburg Pincus Private Equity VIII, L.P.

      o Standstill Agreement dated August 24, 2001 between Triangle Pharmaceuticals and Warburg Pincus Private Equity VIII, L.P.

      o Amendment to Rights Agreement dated August 24, 2001 between Triangle Pharmaceuticals and American Stock Transfer & Trust Company, as Rights Agent.

      o Form of Voting Agreement dated August 24, 2001 between Triangle Pharmaceuticals and each Stockholder who is a party thereto.

      You may obtain copies of these documents without charge upon written or oral request to R. Andrew Finkle, Executive Vice President, General Counsel and Secretary, 4611 University Drive, P.O. Box 50530, Durham, North Carolina 27717, telephone number (919) 493-5980.

Dated: September 11, 2001           Order of the Board of Directors




                                   R. Andrew Finkle, SECRETARY

                                   PROXY CARD







                         TRIANGLE PHARMACEUTICALS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Chris A. Rallis and R. Andrew Finkle jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the special meeting of stockholders of Triangle Pharmaceuticals, Inc. to be held on Wednesday, October 10, 2001, or at any postponements or adjournments of the special meeting, as specified on the reverse, and to vote in their discretion on any other business as may properly come before the special meeting and any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

      (PLEASE SIGN AND DATE ON REVERSE SIDE)

                         SPECIAL MEETING OF STOCKHOLDERS
                         TRIANGLE PHARMACEUTICALS, INC.
                                OCTOBER 10, 2001

                            PROXY VOTING INSTRUCTIONS

SELECT ONE OF THE FOLLOWING:

VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

YOUR CONTROL NUMBER IS  ________________

                          DO NOT RETURN YOUR PROXY CARD
                            IF YOU VOTE BY TELEPHONE

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Issuance of Common Stock: To approve the terms of the issuance of 18,673,885 shares of common stock, par value $0.001 per share, at a price per share of $2.65.

             / / FOR                /  / AGAINST            /  / ABSTAIN

2. Amendment of Second Restated Certificate of Incorporation: To approve an amendment to our Second Restated Certificate of Incorporation increasing the number of authorized shares of capital stock to 175,000,000 shares of common stock and 10,000,000 shares of preferred stock.

             / / FOR                /  / AGAINST            /  / ABSTAIN


CHECK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING  /  /


------------------------------            ---------------------------------
 SIGNATURE OF STOCKHOLDER                 PRINTED NAME OF STOCKHOLDER

_________________________                       Dated: ______________, 2001
  TITLE (IF APPROPRIATE)

Note: Please sign exactly as name appears on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.